Exhibit 99.1

PRESS RELEASE

For Immediate Release:  March 17, 2005

Contact:

Ronnie Lyon, Vice-President/General Counsel

Phone:          903-813-0377

Email:                                                             rlyon1@airmail.net

ALJ Recommendation Received in Rate Case

MIDLAND, Texas—Cap Rock Energy Corporation (AMEX: RKE) announced today that the Administrative Law Judges (“ALJ’s”)  have issued a Proposal For Decision(“PFD”) in the Company’s pending rate case, PUC Docket No. 28813. This docket was instituted by the Staff of the Public Utility Commission of Texas (“PUC”) to determine the reasonableness of Cap Rock’s rates.  Cap Rock was ordered to make a rate filing, which it did in February 2004.  Cap Rock’s filing contained a request for a small rate increase.  A hearing was held in October 2004.

The PFD recommends a 7.49% rate decrease for Cap Rock.  This amounts to an annual revenue decrease of approximately five million dollars.  Several intervenors had sought rate decreases which were much larger than the recommendation of the Administrative Law Judges.  The recommendation by the ALJ’s will be considered by the PUC at an open hearing.  The PUC will render a final ruling which can be appealed by Cap Rock or any of the intervenors.  The final ruling is expected to be issued by June 2005.

David W. Pruitt, Co-Chairman/CEO stated, “While we are disappointed in the recommendation issued by the Administrative Law Judges in response to our rate filing, we are not surprised given the outside forces that were instrumental in the institution of this proceeding. We feel that our rates and our requested small rate increase are justified and that our evidence supports that.  We will request that the PUC reject the recommendation of the ALJ’s and grant our requested rate increase.  We have received ALJ recommendations in the past which were not in our favor, only to prevail when the issues were considered by the PUC.  We are hopeful that the same thing will occur here.”

The ALJ’s also allowed Cap Rock to recover most of its rate case expenses, over three million dollars, and allowed the City of Greenville to recover all of its rate case expenses. Will West, President, stated “This litigation was very costly to the Company and our ratepayers because of the actions of a small group of intervenors.  While we feel that the recommendation for a rate decrease is erroneous, we are pleased that the ALJ’s were not swayed by the intervenors’ requests for large decreases in our rates.  We regret that our customers will have to pay close to four million dollars for a proceeding that should have been much less costly.”

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s current expectations, views and assumptions and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations, views and assumptions.  The foregoing information should be read in conjunction with Cap Rock Energy’s filings with the Securities and Exchange Commission, including, but not limited to, reports on forms 10-K and 10-Q.  Cap Rock Energy Corporation does not intend to update or revise these “forward-looking statements” to reflect current or future events or circumstances.